EXHIBIT 99.1

News Release

First Solar Announces Full-Year 2013 Financial Guidance

2013 Net Sales of $3.8 to $4.0 billion
2013 earnings per fully diluted share of $4.00 to $4.50
Operating Cash Flow of $0.8 - $1.0 Billion
Summary outlook through 2015

TEMPE, Ariz., April 9, 2013 - First Solar, Inc. (Nasdaq: FSLR) today announced full-year 2013 guidance as well as summary financial targets through 2015.

For 2013, First Solar expects total module shipments to be between 1.6GW and 1.8GW and net sales of $3.8 and $4.0 billion, including approximately $3.6 billion in net sales from systems sales. Consolidated gross margin is expected to be between 20 and 22 percent. Excluding up to $10 million in restructuring expense as previously announced, diluted EPS is expected to be between $4.00 and $4.50, and consolidated operating income is expected to be between $430 and $460 million. The Company expects to generate $0.8 to $1.0 billion of operating cash flow and plans for approximately $350 to $400 million in capital expenditures in 2013. Working capital is expected to decrease by between $50 and $200 million from 2012. The Company noted that revenue recognition for the Desert Sunlight project is currently expected to begin in the second half of 2013 and conclude by late 2014. This assumption is reflected in the Company’s 2013 guidance and 2014 outlook.

In addition to the 2013 detailed guidance, the Company also provided a summary outlook for 2014 and 2015 as follows:

	2014 Target	2015 Target
Module Shipments	1.8 to 2.2GW	2.3 to 2.7GW
Net Sales	$3.5 to $4 Billion	$4.2 to $4.8 Billion
Earnings Per Fully Diluted Share	$2.50-$4.00	$4.00-$6.00
Operating Cash Flow	$500 to $800 Million	$600 Million to $1 Billion

First Solar’s Chief Financial Officer, Mark Widmar provided the guidance and outlook during its 2013 Analyst Day event held today in New York. Additionally, company executives discussed First Solar’s strategic goals, technology advances and competitive positioning relative to the Company’s peers. A replay of the webcast and presentation materials can be accessed by visiting http://investor.firstsolar.com/events.cfm.

About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its module and systems technology. The Company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the Company’s business involving the Company’s products, their development and distribution, economic and competitive factors and the Company’s key strategic relationships and other risks detailed in the Company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

First Solar Investors
David Brady
+1 (602) 414-9315
dbrady@firstsolar.com

or

Ryan Ferguson
+1 602 414-9315
rferguson@firstsolar.com

or

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

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